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                                                                    EXHIBIT 12.1

                     Warner Chilcott Public Limited Company
                Statement of Ratio of Earnings to Fixed Charges

                                                                                                              FOR THE YEAR
                                                                                                                  ENDED
                                                                                                            DECEMBER 31, 1999
                                                                                                        -------------------------
                                                    1995         1996          1997          1998       HISTORICAL   PRO FORMA(1)
                                                 ---------    ---------     ---------     ---------     ----------    -----------
FIXED CHARGES
      Interest expense as reported                      -        8,440         7,260         3,012       $ 3,011       $26,570
      Portion of rents representative of the
          interest factor                               5           10            20            50           200           200
                                                 ---------    ---------     ---------     ---------     ---------     ---------
              Consolidated Interest Expense             5        8,450         7,280          3062       $ 3,211       $26,770
                                                 =========    =========     =========     =========     =========     =========

EARNINGS
      Consolidated net (loss) income
          Net (loss) income as reported            (7,774)     (39,339)      (28,374)      (20,297)     $ (6,701)       $4,837

      Plus:
          Taxes                                         -            -             -             -             -             -
          Fixed charges                                 5        8,450         7,280         3,062         3,211        26,770
                                                 ---------    ---------     ---------     ---------     ---------     ---------
              Earnings as adjusted                 (7,769)     (30,889)      (21,094)      (17,235)     $ (3,490)      $31,607
                                                 =========    =========     =========     =========     =========     =========

RATIO OF EARNINGS TO FIXED CHARGES                      -            -             -             -             -          1.18
                                                 =========    =========     =========     =========     =========     =========


(1) Reflects the effect of the purchase of the products from BMS and the issuance of the Notes.